Exhibit (n)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the use in this Post-Effective Amendment No.1 to Registration Nos. 333-185955 and 333-185954 on form N-2 of our report dated March 6, 2013 relating to the consolidated financial statements of New Mountain Finance Holdings, L.L.C. and the financial statements of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation, which are included in the Prospectus Supplement, and our report dated March 6, 2013 related to the "Senior Securities" table of New Mountain Finance Holdings, L.L.C.

          We also consent to the reference to us under the headings "Selected Financial and Other Data", "Senior Securities" and "Independent Registered Public Accounting Firm" in such Prospectus Supplement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 20, 2013